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                                                                     Exhibit 4.1

                  RESTATED STOCK OPTION PLAN OF JANUARY 5, 1999

                                       OF

                              SYNTAX SYSTEMS, INC.

     1.   ADOPTION AND BOARD AUTHORIZATION.

            1.1 Adoption. Syntax Systems, Inc. ["Company"] initially adopted a stock option plan on May 18, 1987. The Company amended the plan by resolution of the board of directors on May 22, 1995, and further amended and restated the plan by resolution of the board of directors on November 3, 1997.

            1.2 Purpose. A primary overall purpose of the Plan remains to attract outstanding new employees and consultants and to encourage optionees to remain loyal, dedicated, hardworking employees or agents on behalf of the Company in order to enhance the value of the Company and to expedite the day when the Company will successfully make a public offering or be acquired by a third party at favorable terms.

            1.3 Restatement. The purpose of this amended restatement is to amend the Plan further to reflect better the intent of the Company, to adopt new amendments, and to continue to state all of the terms of the Plan in one document.

            1.4 Authorization. The Board of Directors of Syntax is hereby authorized to issue stock options on the Company's behalf by a majority vote of its members to any one or more persons who are or have been the Company's full-time employees, consultants, agents, advisors and, independent contractors, as well as descendants of the founding shareholders of the Company.

     2. NUMBER OF SHARES. The aggregate number of shares which the optionees may purchase pursuant to options granted under this Plan shall be 3,500,000 shares of the Company's common stock. If any options granted under the Plan shall terminate or expire without having been exercised in full, the stock not purchased under such options shall be available again for the purposes of the Plan. As of the date of adoption of this Amended Restated Plan, options to purchase 2,201,161 shares were outstanding, of which 1,578,661 were vested and 119,060 had been exercised.

     3. GRANT OF OPTIONS. The Company may grant options to such eligible persons as the Board in its discretion may from time to time determine.

     4.   EXERCISE.

            4.1 General. Any option the Company grants pursuant to this Plan shall contain the relevant provisions herein setting forth the manner of exercise of such option.

            4.2   Employee Optionees.

                  4.2.1 Existing Employee Options Remain in Effect. The option of an optionee who has received options prior to the adoption of this Restated Plan and who is an employee of the Company or is a descendant of the founding shareholders of the Company shall remain in full force and effect in accordance with the Stock Option Plan in effect at the time the Company granted the option.

                  4.2.2 New Employee Options.

                        4.2.2.1 General. An optionee who is an employee of the Company and who is granted the option after the adoption of this Restated Plan may exercise the option to purchase twenty percent (20%) of

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the stock for which the option is granted as of each anniversary of the date of the grant, with the first increment eligible for exercise as of the first anniversary of the date of the grant; provided that options granted to replace an optionee's expired option shall permit the immediate exercise thereof. The option shall expire twenty (20) years from the grant thereof, unless earlier terminated on account of the optionee's termination of employment with the Company. Upon the optionee's leaving the employment of the Company, such optionee's option shall expire on the latter of the last day of employment or, only if there is a pending Liquidity Event, 30 days following such Liquidity Event (or the termination of the transaction constituting the Liquidity Event).

                        4.2.2.2 Special Circumstances. Where special circumstances warrant and upon resolution of the Board, the Company may grant earlier vesting terms (including immediate) and earlier expiration dates.

            4.3   Non Employee Optionee.

                  4.3.1 Existing Non Employee Options Remain in Effect. The option of an employee who has received options prior to the adoption of this Restated Plan and who is not an employee of the Company at the grant of the option shall remain in full force and effect in accordance with the Stock Option Plan in effect at the time the Company granted the option.

                  4.3.2 New Non Employee Options.

                        4.3.2.1 General. An optionee who receives an option after adoption of this Restated Plan and who is not an employee of the Company at the time of the grant of the option may exercise the option immediately. The option shall expire ten (10) years from the grant thereof or if there is a pending Liquidity Event, thirty (30) days following such Liquidity Event (or the termination of the transaction constituting the Liquidity Event).

                        4.3.2.2 Special Circumstances. Where special circumstances warrant and upon resolution of the Board, the Company may grant earlier vesting terms (including immediate) and earlier expiration dates.

            4.4 Liquidity Event. For purposes of the option, a Liquidity Event shall mean (a) the registration of the corporation's common stock under the Securities Act of 1933, as amended, and the establishment of a public market for such stock; (b) the sale or transfer of substantially all of the Company's assets; or (c) a merger, consolidation, reorganization, or other transaction providing for the conversion or exchange of the outstanding shares of the Company's stock and the securities of a third party, or cash, or property, or a combination of any of the foregoing. A Liquidity Event shall not include a merger or consolidation with a nonpublic entity in which the existing shareholders do not receive cash; provided that the optionee receives options in the merged of consolidated entity upon terms no less favorable than the options issued hereunder or in the absence thereof the right to have such options redeemed.

      5. NONTRANSFERABILITY. The terms of any option granted under this Plan shall include a provision making such option nontransferable by the optionee, except upon death, and exercisable during the optionee's lifetime only by the optionee.

      6.    EXERCISE PRICE.

            6.1 Existing Option. For all options granted prior to adoption of this Restated Plan, the exercise price per share upon exercise (and upon redemption following death) shall be the price set forth in each respective option.

            6.2 New Options. For all options granted after adoption of this Restated Plan, the exercise price per share upon exercise shall be that price the Board adopts at the time of the grant. Such exercise price shall be not less than the fair market value at the time the option is deemed granted. For purposes of this Plan, the Board in its sole discretion shall determine the fair market value of the stock on such date and shall determine the method by which it computes the fair market value. The Board's decision shall be binding upon the Company and upon all optionees.

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      7.    RESTRICTIONS AFTER EXERCISE.

            7.1 Restriction. An optionee may not sell, transfer, give, assign, or hypothecate any shares acquired upon the exercise of an option except pursuant to the provisions of this Section 7.

            7.2 First Refusal. If the optionee has received a bona fide offer to purchase the shares, the optionee shall submit a copy of the written offer to the Company. The Company will then have ten (10) business days in which to notify the optionee of its election to (a) consent to the transfer on the terms set forth on the bona fide offer; (b) acquire the shares from the optionee pursuant to the optionee's Option (for options granted prior to adoption of this Restated Plan) or acquire the shares from the optionee at the fair market value of the shares at the time of redemption, the good faith decision of the Board as to such fair market value being binding upon the parties; or (c) acquire the shares from the optionee at the same price and terms set forth in the bona fide offer. If the Company does not respond within such ten (10) days, it shall be deemed to have consented to the transfer only pursuant to the bona fide offer within ninety (90) days of the date upon which the optionee delivered the terms of the offer to the Company. After the expiration of such ninety (90) day period, any bona fide offer (including the same offer) must again be submitted to the Company pursuant to the provisions of this paragraph.

            7.3 Terms. If the Company so elects, it may pay such price with a payment of ten percent (10%) or more down and the balance in equal quarterly installments over three (3) years with interest at the rate of six percent (6%) per annum on the declining balance.

            7.4 Attempted Transfers. Any attempt to sell, assign, transfer, pledge, or hypothecate any of the Company's shares issued pursuant to this Plan, except in accordance with this Plan, shall not be recognized by the Company and shall be grounds for termination for cause of the employment or other relationship with the Company. Any certificates issued representing shares acquired upon the exercise of an option granted pursuant to an option issued under this Plan shall bear restrictive legend indicating that such shares may not be transferred without consent of the Company.

            7.5 Acceptance of Terms. An optionee's exercise of the option granted pursuant to this Plan shall constitute an acceptance of the terms and conditions of the Plan. Each optionee and his or her spouse must endorse an agreement to be bound by this Plan on or before the issuance of any shares pursuant to this Plan.

            7.6   Removal of Restrictions. The restrictions set forth in this
Section 7 shall terminate and be of no further force and effect upon a Liquidity Event as defined in paragraph 4.4 above.

      8.    DEATH OF OPTIONEE.


            8.1 Restriction. Upon an optionee's death, the transfer and/or redemption of the option and any shares acquired pursuant to the exercise of options hereunder shall be governed by this section.

            8.2 Issued Shares. If such optionee's shares pass to his/her spouse or lineal descendants by bequest or inheritance, then the optionee's estate shall elect to transfer the shares to such spouse or descendants or to have the Company redeem the option as if it had elected to redeem in accordance with Section 7.2(b) herein.

            8.3 Time Limitation. The estate must make such election within ninety (90) days of the optionee's death by written notice to the Company's secretary. If the estate has not made an election by such date, then the estate shall be deemed to have elected redemption.

            8.4 Transferred Shares. If the estate elects to have the shares transferred to the spouse and/or descendants, such shares shall be subject to the same terms, conditions, and restrictions set forth in this Plan; the transferee shall execute a consent or compliance agreement in a form the Company furnishes; and if the transferee dies, the provisions of this Section 8 shall govern.

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            8.5   Options. In the event an optionee has not exercised an option as of the date of the optionee's death, the estate shall have ninety (90) days following death in which to elect to exercise such options, after which date the options shall expire.

      9. STOCK RESERVE. The Company shall at all times during the term of this Plan reserve and keep available such number of common shares as will be sufficient to satisfy the requirements of the Plan. The Company shall pay all fees and expenses necessarily incurred by the Company in connection with the exercise of options, granted hereunder.

      10. ADDITIONAL TERMS. Any option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Board of Directors or by legal counsel. The Company intends that this Plan be considered a nonqualified or nonstatutory stock option plan within the meaning of the Internal Revenue Code.

      11. DISCRETIONARY DECISIONS. All decisions to be made by the Company and/or its Board of Directors pursuant to this Plan shall be made at the absolute discretion of the Company and its Board of Directors. All such decisions and determinations shall be final and binding upon all optionees. An optionee shall have no right to challenge a decision or determination of the Board of Directors for reasons other than fraud.

      12. AMENDMENT OR TERMINATION OF PLAN. The Company's Board of Directors may amend or terminate the Plan at any time. No amendment reducing or restricting an optionee's rights shall be effective as to any option previously granted, unless the Company and the optionee have consented thereto in writing.

      13. ADJUSTMENT IN SHARES COVERED BY PLAN. If any change is made in the shares subject to the Plan or subject to any options granted under the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, rights offerings, change in the corporate structure of the Company, or otherwise, then appropriate adjustment shall be made as to the maximum number of shares subject to the Plan and the number of shares and prices per share subject to outstanding options.

      14. STOCKHOLDER APPROVAL/EFFECTIVE DATE. This Plan was initially approved by the Board of Directors and shareholders of the Company on May 18, 1987, and first amended by the Board of Directors as of May 22, 1995, and amended and restated by the Board of Directors on November 3, 1997, and further amended and restated by the Board of Directors effective January 5, 1999, which is the effective date of this Plan. This Restated Stock Option Plan of January 5, 1999 shall apply to all options issued after its effective date and to options issued prior to its effective date to the extent an amendment increases or broadens the optionee's rights.

     As amended by resolution of the Board of Directors effective January 5, 1999.

                                       SYNTAX SYSTEMS, INC.

                                       By /s/ Peggy J. Franklin
                                          ----------------------
                                          Peggy J. Franklin
                                          Secretary


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